Exhibit 10.10

NexImmune, Inc.

Non-Employee Director Compensation Policy

The Board of Directors of NexImmune, Inc. (the “Company”) has approved the following Non-Employee Director Compensation Policy (this “Policy”). The Policy is apply to all non-employee directors of the Company. In exchange for their service, each director will be eligible for the following annual cash compensation, cash compensation for service on the Committees of the Board of Directors and equity compensation, including an initial equity awards and annual equity awards, as set forth in this Policy:

Application

This Policy shall apply to each director of the Company who is not an employee of, or consultant to, the Company or any Affiliate. “Affiliate” means a corporation which is a direct or indirect parent or subsidiary of the Company, as determined pursuant to Section 424 of the Internal Revenue Code of 1986, as amended.

Annual Cash Compensation

•	Each non-employee director will receive an annual cash retainer of $35,000 per year.

•	The non-employee Chair of the board will receive additional annual cash compensation of $30,000 per year.

Cash Compensation for Committee Service

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The Chair of the Audit Committee will receive additional annual cash compensation of $15,000 per year. Each member of the Audit Committee will receive additional annual cash compensation of $7,500 per year.

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The Chair of the Compensation Committee will receive additional annual cash compensation of $10,000 per year. Each member of the Compensation Committee will receive additional annual cash compensation of $5,000 per year.

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The Chair of the Nominating and Corporate Governance Committee will receive additional annual cash compensation of $8,000 per year. Each member of the Nominating and Corporate Governance Committee will receive additional annual cash compensation of $4,000 per year.

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The Chair of the Science and Technology Committee will receive additional annual cash compensation of $10,000 per year. Each member of the Science and Technology Committee will receive additional annual cash compensation of $5,000 per year.

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The Chair of the Technical Operations Committee will receive additional annual cash compensation of $10,000 per year. Each member of the Technical Operations Committee will receive additional annual cash compensation of $5,000 per year.

Equity Awards

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On the date of each annual stockholder’s meeting, the Company will grant to each director an annual option award with a cash value equal to $85,400. The annual option award will fully vest on the first anniversary of the grant date.

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When a new director joins the Board of Directors, the Company will grant to the new director an initial option award to acquire shares of the Company’s Common Stock with a cash value equal to two times the cash value of the annual award. The Company will award the initial option award at the meeting of the Board of Directors on which the new director first takes their seat. The initial option award will vest in 36 equal monthly installments over the following three-year period. A director that receives an initial option award will not receive an annual option award in the year in which the director joins the Board of Directors.

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The number of shares covered by each option award to a director will be determined as follows: The option value will be determined based on the Black-Scholes value of an option to purchase a share of the Company’s Common Stock, calculated using its closing price on the day prior to the grant date and consistent with the calculation method used by the Company to report the value of option awards in its public disclosures. The resulting option value will be divided into the target value of the option award. If the result is not a whole number of shares, the number of shares will be rounded down to the nearest whole share.

Summary Compensation Table

Committee	Chair (Annual)	Member (Annual)	EQUITY
BOARD MEMBER		$35,000	(ANNUAL GRANT) $85,400 (1) (APPOINTMENT GRANT) 2X Cash Value of Annual Grant (2)

NON-EMPLOYEE CHAIRMAN OF THE BOARD	$30,000

AUDIT	$15,000	$7,500

COMPENSATION	$10,000	$5,000

NOMINATING & GOVERNANCE	$8,000	$4,000

SCIENCE & TECHNOLOGY COMMITTEE	$10,000	$5,000

TECHNICAL OPERATIONS COMMITTEE	$10,000	$5,000

(1)	Annual option award will fully vest on the first anniversary of the grant date.

(2)

Appointment Grant awarded at the BOD meeting on which the new director first takes their seat and will vest in 36 equal monthly installments over the following three-year period. A director that receives an initial option award will not also receive an annual option award in the year in which the director joins the BOD.

(3)	Voluntary Deferral of Cash Compensation – Refer to policy (Pg.3)

Voluntary Deferral of Cash Compensation

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The Company will provide the directors with the ability to receive an option award in lieu of the cash compensation payable in a calendar year. The option award will have a target value equal to the director’s annual cash compensation and the number of shares subject to the option award will be determined as set forth above. The Company will make the option award in lieu of cash compensation at the annual stockholder’s meeting. The option award will be fully vested on the grant date.

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A director that desires to receive an option award in lieu of the cash compensation payable in a calendar year must deliver to the Company’s General Counsel an election in writing on or after October 15 and on or before December 15 of the calendar year preceding the calendar year in which the cash compensation is due to be paid. If the Company does not receive a written election during this period, the Company will pay the director the scheduled cash compensation.

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A director must make a new election to receive an option award in lieu of cash compensation for each calendar year. An election to receive an option award in lieu of cash compensation in effect for a prior calendar year will not remain in effect for any subsequent calendar year.

Amendments

The Compensation Committee or the Board of Directors shall review this Policy from time to time to assess whether any amendments in the type and amount of compensation provided herein should be adjusted in order to fulfill the objectives of this Policy.